Exhibit 5.1

[Letterhead of Silicon Valley Law Group]

June 11, 2007

Human BioSystems

1127 Harker Avenue

Palo Alto, California  94301

Re:

Form SB-2 Registration Statement

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form SB-2 originally filed by Human BioSystems (the "Company") on June 8, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (such Registration Statement as amended from time to time is referred to herein as the "Registration Statement"). The Registration Statement relates to the registration of an aggregate of 20,000,000 shares of the Company's Common Stock, no par value per share (the “Shares”), which may be offered for resale by the selling shareholder listed therein.  We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and preparation for issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and delivered by the Company as described in the Registration Statement will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Silicon Valley Law Group